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                              STOCK OPTION VESTING

On December 15, 2005 the Compensation Committee of the Board of Directors of PRG-Schultz International, Inc. authorized the immediate vesting of all outstanding unvested time vesting options that have option prices that are out of the money as of such date. This action accelerated the vesting of 2,355,116 options of the 10,861,918 options outstanding as November 30, 2005. The accelerated options have option prices that range from $3.16 per share to $17.25 per share and a weighted average option price per share of $4.97.